Exhibit 99.1

Enertopia Announces Second Update to Spring Drilling Program at WT Lithium Project

Kelowna, British Columbia--(Newsfile Corp. - March 28, 2023) - Enertopia Corporation (OTCQB: ENRT) and (CSE: ENRT) ("Enertopia'' or the "Company") a company focused on building shareholder value through a combination of our Nevada lithium claims, intellectual property, & pending patents in the green technology space, is very pleased to provide the following lithium project update.

We are happy to report that 273 drill samples for assay, from the first five completed drill holes, have been received by ALS labs in Reno, NV. The drill crew is back from their week off, and back drilling. The drill crew will have a short break for the Easter holiday season, and will then be back for the completion of the drill program, which is expected around the third week of April.  The company will provide additional drilling summaries as the drilling program progresses.

It is gratifying that every hole in the 2023 drill program has intersected the green claystone horizon, which is host to the higher-grade green Lithium claystone horizon intersected in the 2022 drilling program.  Drilling this year has increased the green claystone horizon from 120 feet in depth, to 295 feet in depth. Furthermore, a second claystone horizon has been drilled down to 400 feet in depth in our first drill hole of the year DH23-01.

Inaugural 43-101 report

Upon completion of the 2023 drilling program, the Company will commission the writing of an inaugural 43-101 report for the West Tonopah Project, which covers 1,760 acres.

Results of AGM held on March 22, 2023

All proposals that the Company had recommend, were approved by the shareholders who voted with the results below:

Proposal	For	Against	Abstain
Director, ROBERT MCALLISTER	25,253,807	0	497,218
Director, KEVIN BROWN	25,262,578	0	488,477
Director, JOHN NELSON	25,235,603	0	515,422
ACCOUNTING FIRM DAVIDSON & CO LLP	57,594,864	634,328	0
INCREASE AUTHORIZED SHARE CAPITAL	24,017,985	1,733,040	0
ADVISORY VOTE ON COMPENSATION	23,755,426	1,994,599	1,000
APPROVE THE COMPANY'S 2023 STOCK OPTION PLAN	24,277,562	1,473,463	0

"I am extremely pleased with our shareholder support, knowing that the hard work from prior years has set the stage for the next phase of corporate development as we look forward to a steady stream of news and advancements in 2023." Stated President Robert McAllister.

For additional project details please visit our website at https://enertopia.com/

The Qualified Person:

The technical data in this news release have been reviewed by Randy Henkle, P. Geol. a qualified person under the terms of NI 43-101.

About Enertopia

Defines itself as an Environmental Solutions Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are quoted in the United States and Canada under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. There can be no assurance that the four pending patents will become patents and have a positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC and CSE have not reviewed and does not accept responsibility for the adequacy or accuracy of this release.